Exhibit 99.1

FOR IMMEDIATE RELEASE	NR13-14

DYNEGY RESPONDS TO ILLINOIS POLLUTION CONTROL BOARD DECISION

HOUSTON (June 6, 2013) — Dynegy Inc. (NYSE:DYN) and Ameren (NYSE: AEE) remain committed to completing the transaction for the acquisition of Ameren Energy Resources (AER) and its subsidiaries by Dynegy’s subsidiary, Illinois Power Holdings (IPH). Today the Illinois Pollution Control Board rejected, on procedural grounds, Ameren Energy Resources and Illinois Power Holding Company’s motion to transfer variance relief from Illinois’ Multi-Pollutant Standard.  The Board indicated that IPH is free to file a request for variance relief. IPH and AER will pursue such relief before the Board and are confident that the Board will ultimately grant IPH and AER’s requests.  The companies anticipate such a filing will be made in the near future.

IPCB Order

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: IPH’s and Ameren’s future requests for variance relief, the timing of such filing and the granting of such relief; and the ability to close the acquisition transaction.  Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K and the 10-Q for the quarterly period ended March 31, 2013. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) conditions to the closing of the transaction may not be satisfied; (ii) Dynegy may be unable to obtain regulatory approvals required for the transaction or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon the transaction; (iii) the business of Dynegy may suffer as a result of uncertainty surrounding the transaction; (iv) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (v) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466